Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No.1 to the Registration Statement (Form F-3 No. 333-280153) and related Prospectus of BeyondSpring Inc., for the registration of ordinary shares, and to the incorporation by reference therein of our report dated April 18, 2023, with respect to the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 of BeyondSpring Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China
July 2, 2024